                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                         The Pepsi Bottling Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[PBG LOGO]

                         THE PEPSI BOTTLING GROUP, INC.
                                 One Pepsi Way
                                Somers, NY 10589

                                                                  March 28, 2002

Dear Fellow Shareholders:

     On behalf of your Board of Directors, we are pleased to invite you to attend the 2002 Annual Meeting of Shareholders of The Pepsi Bottling Group, Inc. This meeting will be held on Wednesday, May 22, 2002, at 10:00 a.m. Eastern Daylight Time, at the Company's headquarters located at One Pepsi Way in Somers, New York.

     At this meeting, you will be asked to elect the Company's directors and approve the PBG 2002 Long-Term Incentive Plan and the Board's selection of independent auditors to audit the Company's financial statements for 2002. The enclosed notice and proxy statement contain details about the business to be conducted at the meeting. To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

     If you plan to attend the meeting, please check the "Annual Meeting" box on your proxy card so that we may send you an admission card.

                                          Sincerely,


/s/ Craig E. Weatherup                     /s/ John T. Cahill
Craig E. Weatherup                         John T. Cahill
Chairman of the Board                      Chief Executive Officer

[PBG LOGO]

                         THE PEPSI BOTTLING GROUP, INC.
                                 One Pepsi Way
                             Somers, New York 10589
--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:
--------------------------------------------------------------------------------

     The Pepsi Bottling Group, Inc. ("PBG" or the "Company") will hold its Annual Shareholders' Meeting at its headquarters at One Pepsi Way, Somers, New York, on Wednesday, MAY 22, 2002, at 10:00 A.M. Eastern Daylight Time to:

     -  Elect the Company's directors;

     -  Approve the PBG 2002 Long-Term Incentive Plan;

     - Approve the appointment of KPMG LLP as the Company's independent auditors; and

     - Transact any other business that may properly come before the Annual Meeting.

     If you own shares of PBG Capital Stock as of the close of business on March 25, 2002 (the Record Date), you can vote those shares by proxy or at the Annual Meeting. If you plan to attend the Annual Meeting, you must request an admission card by checking the appropriate box on your proxy.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND SIGN, DATE AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED. THE HOLDERS OF RECORD OF OUTSTANDING SHARES OF THE COMPANY'S CAPITAL STOCK ENTITLED TO CAST A MAJORITY OF ALL VOTES AT THE ANNUAL MEETING MUST BE PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING IN ORDER TO HOLD THE MEETING. ANY SHAREHOLDER RETURNING A PROXY MAY REVOKE IT BY VOTING AT THE ANNUAL MEETING.

                                          By Order of the Board of Directors,

                                          /s/ Pamela C. McGuire
                                          Pamela C. McGuire
                                          Secretary

March 28, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
GENERAL INFORMATION ABOUT THE MEETING.......................    1
Quorum and Voting Requirements..............................    1
Admission to Annual Meeting.................................    1
PROXY ITEM NO. 1 -- ELECTION OF DIRECTORS...................    2
Meetings of the Board of Directors..........................    3
Committees of the Board of Directors........................    3
Directors' Compensation.....................................    4
Section 16 Beneficial Ownership Reporting Compliance........    4
Stock Ownership of Certain Beneficial Owners................    5
Ownership of Common Stock by Directors and Executive
  Officers..................................................    5
EXECUTIVE COMPENSATION......................................    7
Summary of Cash and Certain Other Compensation..............    7
Stock Option Grants.........................................    9
Stock Option Exercises and Holdings.........................   10
Pension Plan Table..........................................   11
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....   12
Compensation Philosophy and Programs........................   12
Base Salaries...............................................   12
Annual Cash Incentives......................................   12
Long-Term Incentives........................................   13
Other Stock Programs........................................   13
2001 Compensation of the Chairman and the Chief Executive
  Officer...................................................   13
Impact of Internal Revenue Code Section 162(m)..............   14
Summary.....................................................   14
REPORT OF THE AUDIT COMMITTEE...............................   15
INDEPENDENT PUBLIC ACCOUNTANTS..............................   15
PERFORMANCE GRAPH...........................................   16
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   17
Stock Ownership and Director Relationships with PepsiCo.....   17
Agreements and Transactions with PepsiCo and Affiliates.....   17
PROXY ITEM NO. 2 -- APPROVAL OF THE PBG 2002 LONG-TERM
  INCENTIVE PLAN............................................   19
NEW PLAN BENEFITS...........................................   23
PROXY ITEM NO. 3 -- APPROVAL OF AUDITORS....................   23
OTHER MATTERS...............................................   23
YEAR 2003 SHAREHOLDERS' PROPOSALS...........................   24
GENERAL.....................................................   24
APPENDIX A..................................................  A-1

THE PEPSI BOTTLING GROUP, INC.
Somers, New York 10589

                                                                  March 28, 2002

                                PROXY STATEMENT

                        FOR ANNUAL MEETING TO BE HELD ON
                                  MAY 22, 2002

     The Board of Directors of The Pepsi Bottling Group, Inc., a Delaware corporation ("PBG" or the "Company"), is soliciting proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m. Eastern Daylight Time, on Wednesday, May 22, 2002, at PBG's headquarters, One Pepsi Way, Somers, New York, for the purposes set forth in the accompanying Notice of the Annual Meeting, and at any adjournment of the Annual Meeting. We are sending this Proxy Statement in connection with the proxy solicitation.

     PBG is making its first mailing of this Proxy Statement on or about April 8, 2002.

                     GENERAL INFORMATION ABOUT THE MEETING

     QUORUM AND VOTING REQUIREMENTS. The presence in person or by proxy of shareholders holding as of the Record Date (defined below) the outstanding shares of the Company's Capital Stock (as hereinafter defined), which are entitled to cast a majority of all votes that could be cast at the Annual Meeting, will constitute a quorum for the transaction of all business at the Annual Meeting. A shareholder voting for the election of directors may withhold authority to vote for all or certain nominees for directors. A shareholder may also abstain from voting on the other matters presented for shareholder vote. Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on a matter. If a shareholder holds shares through a broker, bank or other nominee, generally the nominee may vote the shares it holds in accordance with instructions received. However, if a broker does not receive voting instructions from the beneficial owner of shares on certain particular matters ("broker non-votes"), those shares will be considered as present and entitled to vote with respect to such matters, but will not be counted in the number of votes cast "for" or "against" each such matter.

     Only shareholders of record at the close of business on March 25, 2002, are entitled to vote at the Annual Meeting. Any shareholder returning a proxy may revoke it by casting a ballot at the Annual Meeting. Any proxy not revoked will be voted as specified by the shareholder. If no choice is indicated, a proxy will be voted in accordance with the Board of Directors' recommendations. Under Delaware law, no appraisal rights will be available to dissenters in connection with matters to be acted upon at the Annual Meeting.

     PBG Capital Stock includes both Common Stock and Class B Common Stock. At March 25, 2002 (the "Record Date"), there were 279,719,518 shares of PBG Common Stock outstanding and 100,000 shares of Class B Common Stock outstanding. Each share of Common Stock entitles the holder to one vote on all matters presented at the Annual Meeting. The holders of Class B Common Stock are entitled to 250 votes per share. All outstanding shares of Class B Common Stock are held by PepsiCo, Inc. ("PepsiCo").

     ADMISSION TO ANNUAL MEETING. If you are a registered owner and plan to attend the Annual Meeting in person, please check the "Annual Meeting" box on the proxy so that we may send you an admission card. A beneficial owner who plans to attend the Annual Meeting may obtain an admission ticket in advance by sending a written request with proof of ownership (such as a bank or brokerage firm account statement) to the Company's transfer agent, The Bank of New York, 1 Wall Street, New York, New York 10286. Admittance to the Annual Meeting will be based upon availability of seating.

     Shareholders who do not present admission tickets at the Annual Meeting will be admitted upon verification of ownership at the admissions desk.

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     The Board of Directors proposes the following nine nominees for election as directors at the Annual Meeting. The directors will hold office from election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified.

     LINDA G. ALVARADO, 49, was elected to PBG's Board in March 1999. She is the President and Chief Executive Officer of Alvarado Construction, Inc., a general contracting firm specializing in commercial, industrial, environmental and heavy engineering projects, a position she assumed in 1976. Ms. Alvarado is also a director of Pitney Bowes, Inc., Qwest Communications International, Inc., Lennox International and 3M Company.

     DAVID R. ANDREWS, 60, is PepsiCo's Senior Vice President, Government Affairs, General Counsel and Secretary. Before joining PepsiCo, Mr. Andrews was a partner in the law firm of McCutchen, Doyle, Brown & Enersen, LLP, a position he held from May 2000 to February 2002 and from 1981 to July 1997. From August 1997 to April 2000, he served as the legal adviser to the U.S. Department of State and former Secretary Madeleine Albright. Mr. Andrews is a director of PG&E Corporation and UnionBanCal Corporation.

     BARRY H. BERACHA, 60, was elected to PBG's Board in March 1999. He has been the Chief Executive Officer of Sara Lee Bakery Group since August 2001. Previously, Mr. Beracha was the Chairman of the Board and Chief Executive Officer of The Earthgrains Company since 1993. Earthgrains was formerly part of Anheuser-Busch Companies, where Mr. Beracha served from 1967 to 1996. From 1979 to 1993, he held the position of Chairman of the Board of Anheuser-Busch Recycling Corporation. From 1976 to 1995, Mr. Beracha was also Chairman of the Board of Metal Container Corporation. Mr. Beracha is also a director of St. Louis University and McCormick & Co., Inc.

     JOHN T. CAHILL, 44, was elected to PBG's Board in January 1999. He has been our Chief Executive Officer since September 2001. Previously, Mr. Cahill served as our President and Chief Operating Officer. Mr. Cahill served as our Executive Vice President and Chief Financial Officer prior to becoming our President and Chief Operating Officer in August 2000. He was Executive Vice President and Chief Financial Officer of the Pepsi-Cola Company from April 1998 to November 1998. Prior to that, Mr. Cahill was Senior Vice President and Treasurer of PepsiCo, having been appointed to that position in April 1997. In 1996, he became Senior Vice President and Chief Financial Officer of Pepsi-Cola North America. Mr. Cahill joined PepsiCo in 1989 and held several other senior financial positions through 1996.

     THOMAS H. KEAN, 66, was elected to PBG's Board in March 1999. Mr. Kean has been the President of Drew University since 1990 and was the Governor of the State of New Jersey from 1982 to 1990. Mr. Kean is also a director of Amerada Hess Corporation, Aramark Corporation, Fiduciary Trust Company International and UnitedHealth Group, Inc. He is also Chairman of Carnegie Corporation of New York.

     SUSAN D. KRONICK, 50, was elected to PBG's Board in March 1999. Ms. Kronick has been Group President of Federated Department Stores since February 2001. Previously, Ms. Kronick was the Chairman and Chief Executive Officer of Burdines, a division of Federated Department Stores, a position she had held since June 1997. From 1993 to 1997, Ms. Kronick served as President of Federated's Rich's/Lazarus/Goldsmith's division. She spent the previous 20 years at Bloomingdale's, where her last position was as Senior Executive Vice President and Director of Stores. Ms. Kronick is also a director of Union Planters National Bank in Miami.

     BLYTHE J. MCGARVIE, 45, was elected to the Board at PBG's Board meeting in March 2002. Ms. McGarvie is Executive Vice President and Chief Financial Officer of BIC Group, a position she has held since July 1999. From 1994 to 1999, Ms. McGarvie served as Senior Vice President and CFO of Hannaford Bros. Co. Ms. McGarvie is a Certified Public Accountant and has also held senior financial positions at Sara Lee Corporation, Kraft General Foods, Inc. and Pizza Hut Inc. Ms. McGarvie is also a director of Accenture Ltd.

     MARGARET D. MOORE, 54, was elected to PBG's Board in January 2001. Ms. Moore is Senior Vice President, Human Resources of PepsiCo, a position she assumed at the end of 1999. From November 1998 to December 1999, she was Senior Vice President and Treasurer of PBG. Prior to joining PBG, Ms. Moore spent 25 years with PepsiCo in a number of senior financial and human resources positions.

     CRAIG E. WEATHERUP, 56, was elected to PBG's Board in January 1999. He has been Chairman of the Board of PBG since March 1999. Mr. Weatherup was also the Chief Executive Officer of PBG from March 1999 to September 2001. He served on the Board of Directors of PepsiCo from 1996 until March 1999. Prior to becoming Chairman and Chief Executive Officer of PBG, he had served as Chairman and Chief Executive Officer of the Pepsi-Cola Company since July 1996. He was appointed President of the Pepsi-Cola Company in 1988, President and Chief Executive Officer of Pepsi-Cola North America in 1991, and served as PepsiCo's President in 1996. Mr. Weatherup is also a director of Federated Department Stores, Inc. and Starbucks Corporation.

     If any of these nominees for director becomes unavailable, the persons named in the enclosed proxy intend to vote for any alternate designated by the present Board.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE ABOVE-NAMED NOMINEES FOR ELECTION AS DIRECTORS.

     MEETINGS OF THE BOARD OF DIRECTORS. PBG's Board of Directors held five regular meetings during fiscal year 2001. Attendance by incumbent directors at all Board and Committee meetings was 99%.

     COMMITTEES OF THE BOARD OF DIRECTORS. The Board of Directors has three standing committees: Audit and Affiliated Transactions, Compensation and Management Development (including a Compensation Subcommittee consisting solely of "outside directors"), and Nominating and Corporate Governance.

     The Audit and Affiliated Transactions Committee consists of Barry H. Beracha, Susan D. Kronick and Thomas W. Jones, who serves as Chairperson, all of whom have been determined by the Board of Directors to be independent (as independence is defined under the New York Stock Exchange listing standards). Mr. Jones will not be standing for re-election to PBG's Board at the Annual Meeting. The Audit and Affiliated Transactions Committee's primary responsibilities are to: (i) oversee the Company's financial reporting principles and policies and internal control systems, including review of the Company's quarterly and annual financial statements; (ii) review and monitor the performance and independence of the Company's independent auditors and the performance of the internal auditing department; (iii) provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department, and the Board; and (iv) select (subject to shareholder ratification), evaluate, and where appropriate, replace PBG's independent auditors. The Audit and Affiliated Transactions Committee also reviews transactions between the Company and PepsiCo, or any entity in which PepsiCo has a 20% or greater interest, that are outside the ordinary course of business and have a value of more than $10 million. The Audit and Affiliated Transactions Committee held four meetings during fiscal 2001.

     The Compensation and Management Development Committee consists of Linda G. Alvarado, Thomas W. Jones, Thomas H. Kean, Susan D. Kronick, Margaret D. Moore, Robert F. Sharpe, Jr. (during 2001 through early March 2002) and Barry H. Beracha, who serves as Chairperson. In early March 2002, Robert F. Sharpe, Jr. resigned from PBG's Board and the Compensation and Management Development Committee after stepping down as Senior Vice President, Public Affairs, General Counsel and Secretary of PepsiCo. The Compensation and Management Development Committee's responsibilities include: (i) reviewing the Company's compensation and benefits philosophy; (ii) approving and, where appropriate, recommending to the shareholders for approval annual and long-term executive compensation programs or any changes in such plans; (iii) evaluating, in conjunction with the Nominating and Corporate Governance Committee, the performance of both the Chairman and the CEO and approving both the Chairman's and the CEO's base salary; (iv) evaluating the performance of the other executive officers and approving their base salaries;
(v) approving the aggregate amount for annual bonus awards; (vi) approving awards under stock-based plans (other than to both the Chairman and the CEO and other named executive officers); and (vii) reviewing senior management succession planning.

     In addition, for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986 (the "Code") and Rule 16b-3 of the Securities Exchange Act of 1934, the Board of Directors has established a Compensation Subcommittee, consisting of Linda G. Alvarado, Barry H. Beracha, Thomas W. Jones, Thomas H. Kean and Susan D. Kronick, all of whom are "outside" and "non-employee" directors. The Compensation Subcommittee's responsibilities include: (i) administering PBG's annual and long-term executive compensation plans with respect to the Company's executive officers, including both the Chairman and the CEO, and other executives deemed covered by Section 162(m) of the Code (the "Covered Executives"); (ii) approving performance goals, maximum awards and payout schedules for annual incentive awards for the Covered Executives; (iii) certifying performance and approving annual incentive awards for the Covered Executives; and (iv) approving awards of long-term incentives to the Covered Executives. The Compensation and Management Development Committee and Compensation Subcommittee each held four meetings during fiscal 2001.

     The Nominating and Corporate Governance Committee consists of Linda G. Alvarado and Thomas H. Kean, who serves as Chairperson. The Nominating and Corporate Governance Committee's responsibilities include: (i) identifying candidates for future Board membership and proposing criteria for Board candidates and candidates to fill Board vacancies, as well as a slate of directors for election by the shareholders at each annual meeting; (ii) periodically assessing and reporting to the Board on Board performance and effectiveness; (iii) periodically reviewing and making recommendations to the Board concerning the composition, size and structure of the Board and its Committees; (iv) periodically reviewing and recommending the compensation for non-employee directors; and (v) in conjunction with the Compensation and Management Development Committee, advising the Board in its periodic evaluation of both the Chairman's and the CEO's performance. The Nominating and Corporate Governance Committee held two meetings during fiscal 2001. The Committee does not solicit director nominations, but will consider recommendations sent to the Secretary of The Pepsi Bottling Group, Inc. at One Pepsi Way, Somers, New York, 10589.

     DIRECTORS' COMPENSATION. Employee directors do not receive additional compensation for serving on the Board of Directors. Non-employee directors receive a one-time grant of $25,000 in restricted shares of PBG Common Stock upon joining the Board of Directors. This grant may be converted to phantom stock and deferred until the director leaves the Board. In addition, non-employee directors received an annual grant of options to purchase PBG Common Stock in the amount of $275,000 for 2001. Options are granted at fair market value and may be exercised for up to ten years while a director is serving on the Board (the full ten-year term applies in the case of death or disability). In addition, non-employee directors have a one-time opportunity to convert options into PBG Common Stock at a ratio of three options for each share. Options converted to PBG Common Stock may in turn be deferred as phantom stock for a minimum period of two years. Non-employee directors do not receive retirement, health or life insurance benefits and do not receive additional fees for meeting attendance or acting as Committee Chairperson. Non-employee directors, however, are eligible to participate in PBG's charitable gift match program whereby certain charitable donations of up to $10,000 are matched annually.

     SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than ten percent of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Capital Stock of the Company held by such persons. Officers, directors and greater-than-ten percent shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to all of its reporting persons were complied with during fiscal 2001, except as follows. PepsiCo, a beneficial owner of more than 10% of the Company's Common Stock, made a late filing of two reports on Form 4 with respect to 327 sale transactions that occurred over a two-month period beginning in April 2001. All transactions have now been reported.

     STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS. Based on Schedule 13G filings, shareholders holding more than 5% of PBG Capital Stock as of February 21, 2002, are:

NAME AND ADDRESS                                                  NUMBER OF SHARES       PERCENT
OF BENEFICIAL OWNER                       TITLE OF CLASS       BENEFICIALLY OWNED(1)     OF CLASS
-------------------                    --------------------    ----------------------    --------
1) PepsiCo, Inc.(2)..................  Class B Common Stock             100,000             100%
   700 Anderson Hill Road              Common Stock                 105,911,358            37.9%(5)
   Purchase, NY 10577

2) FMR Corp.(3)......................  Common Stock                  19,611,114             7.0%(5)
   82 Devonshire Street
   Boston, MA 02109

3) Putnam Investments, LLC(4)........  Common Stock                  16,328,357             5.8%(5)
   One Post Office Square
   Boston, MA 02109

---------------
(1) Amounts reflect a 2-for-1 stock split of the Company's Capital Stock effective November 27, 2001.

(2) PepsiCo reported its beneficial ownership as of December 29, 2001 on a
    Schedule 13G filed with the Securities and Exchange Commission ("SEC"). The filing indicates that PepsiCo has sole voting power for 106,011,358 shares (for combined Class B Common Stock and Common Stock), shared voting power for 0 shares, sole dispositive power for 106,011,358 shares (for combined Class B Common Stock and Common Stock) and shared dispositive power for 0 shares.

(3) FMR Corp. ("FMR") reported its beneficial ownership as of December 31, 2001 on a Schedule 13G filed with the SEC. The filing indicates that FMR has sole voting power for 303,214 shares, shared voting power for 0 shares, sole dispositive power for 19,611,114 shares and shared dispositive power for 0 shares.

(4) Putnam Investments, LLC ("Putnam") reported its beneficial ownership as of February 5, 2001 on a Schedule 13G filed with the SEC. The filing indicates that Putnam has sole voting power for 0 shares, shared voting power for 3,531,676 shares, sole dispositive power for 0 shares and shared dispositive power for 16,328,357 shares.

(5) Percentages are calculated based upon the number of outstanding shares of PBG Common Stock as of February 21, 2002.

     OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS. The following table shows, as of February 21, 2002, the shares of PBG Common Stock beneficially owned by (i) each director (including nominees), (ii) each executive officer of the Company named in the Summary Compensation Table, and
(iii) all directors and such executive officers as a group. Except as otherwise noted, each of the following persons has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or her. PBG's internal stock ownership guidelines call for key senior executives to own PBG Common Stock (or deferral plan units) with a value ranging from 1 to 5 times their base salary (depending on position) within five years from the date of their election or appointment. For 2001, 100% of PBG's key senior executives met or exceeded their annual stock ownership guideline requirement.

                                              NUMBER OF
                                                SHARES
NAME OF INDIVIDUAL OR                        BENEFICIALLY      DEFERRAL                   PERCENT
NUMBER OF PERSONS IN GROUP                   OWNED(1)(2)      PLANS(1)(3)    TOTAL(1)     OF CLASS
--------------------------                   ------------     -----------    ---------    --------
Linda G. Alvarado..........................      44,316           6,998(4)      51,314         (5)
David R. Andrews...........................           0               0              0         (5)
Barry H. Beracha...........................      62,964               0         62,964         (5)
John T. Cahill.............................   1,012,288         101,252      1,113,540         (5)
Alfred H. Drewes...........................      33,990           1,319         35,309         (5)
Eric J. Foss...............................     622,670          26,078        648,748         (5)
Thomas W. Jones............................      10,000          21,104(6)      31,104         (5)
Thomas H. Kean.............................      46,316           6,998(4)      53,314         (5)
Susan D. Kronick...........................      58,790           2,174         60,964         (5)
Blythe J. McGarvie(7)......................           0               0              0         (5)
Pamela C. McGuire..........................     554,616               0        554,616         (5)
Margaret D. Moore..........................     281,698(8)(9)    21,510        303,208         (5)
Yiannis Petrides...........................     279,448               0        279,448         (5)
Robert F. Sharpe, Jr.......................       4,000(9)        9,758(10)     13,758         (5)
Craig E. Weatherup.........................   2,871,810         506,912      3,378,722     1.2 %
All directors and named executive officers
  as a group (15 PERSONS)..................   5,882,906         704,103      6,587,009     2.3 %

---------------
 (1) Amounts reflect a 2-for-1 split of PBG Common Stock effective November 27, 2001.

 (2) Includes vested stock options and stock options that will become exercisable within 60 days.

 (3) Units denominated as PBG phantom stock under deferred compensation arrangements.

 (4) Includes 4,824 units of PBG phantom stock representing the conversion of 14,474 vested stock options to purchase PBG Common Stock into PBG phantom stock at a 3-to-1 ratio.

 (5) Ownership percentage is less than 1% of the total amount of PBG Common Stock outstanding as of February 21, 2002.

 (6) Includes 18,930 units of PBG phantom stock representing the conversion of 56,790 vested stock options to purchase PBG Common Stock into PBG phantom stock at a 3-to-1 ratio.

 (7) Ms. McGarvie was elected to the Board at PBG's Board meeting in March 2002.

 (8) Includes 3,000 shares of PBG Common Stock held indirectly through children.

 (9) Ms. Moore and Mr. Sharpe each disclaims any beneficial ownership that he or she may have in PepsiCo's shares of PBG Capital Stock.

(10) Includes 7,584 units of PBG phantom stock representing the conversion of 22,750 vested stock options to purchase PBG Common Stock into PBG phantom stock at a 3-to-1 ratio.

                             EXECUTIVE COMPENSATION

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table provides information on compensation earned and stock options awarded for the years indicated by PBG to both our current and former Chief Executive Officers and four other most highly compensated executive officers as of the end of the Company's 2001 fiscal year in accordance with the rules of the SEC. These six individuals are referred to in this proxy statement as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                COMPENSATION(1)
                                                                               AWARDS      PAYOUTS
                                                                             ----------------------
                                          ANNUAL COMPENSATION                SECURITIES
                              --------------------------------------------     UNDER-
                                                              OTHER ANNUAL      LYING        LTIP      ALL OTHER
                                                              COMPENSATION   OPTIONS(2)    PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)    BONUS($)        ($)            (#)         ($)          ($)
---------------------------   ----   ---------   ----------   ------------   -----------   --------   ------------
Craig E. Weatherup(3).......  2001   $909,231    $1,315,000     $142,900(4)   1,270,770    $      0    $   11,188(5)(6)(7)
  Chairman and Chief          2000    858,654     1,488,000       67,500              0                    32,060
  Executive Officer           1999    800,000     1,200,000      168,143      1,086,957                    12,411

John T. Cahill..............  2001    636,712       870,000       12,566(8)     739,300(9)  442,200         6,821(6)(7)
  Chief Executive Officer     2000    539,904       811,320       14,139        240,000                     6,800
                              1999    468,077       531,250        7,608        264,130                 1,000,000

Eric J. Foss................  2001    416,923       460,360      154,565(10)    385,364(9)        0         6,800(7)
  President, North America    2000    350,385       436,310       46,477        136,533                     6,800
                              1999    269,815       260,000      157,506        138,261                   750,000

Pamela C. McGuire...........  2001    310,154       271,130       11,074(8)     150,362           0         6,380(11)
  Senior Vice President,      2000    301,923       323,700       11,515        117,333                     6,800
  General Counsel and         1999    261,750       223,440        4,949        143,478                   500,000
  Secretary

Alfred H. Drewes............  2001    175,000(12)    268,090(12)      7,522(8)    135,758         0             0
  Senior Vice President       2000
  and Chief Financial         1999
  Officer

Yiannis Petrides(13)(14)....  2001    343,284       249,433      120,185(15)    219,630(9)  187,110             0
  President, Europe           2000
                              1999

---------------
 (1) Amounts include (i) a standard annual stock option award and (ii) a one-time variable award granted prior to the IPO ("Variable Award") that was payable in cash or stock options at the election of the executive. These Variable Awards are based on PBG performance targets as pre-established by the Compensation Subcommittee. The stock options granted pursuant to the Variable Awards became exercisable on February 1, 2001.

 (2) Stock options granted in 2001 are adjusted to reflect the 2-for-1 split of PBG Common Stock effective November 27, 2001; stock options granted in 2000 and 1999 are presented on a pre-split basis.

 (3) Mr. Weatherup relinquished his position as Chief Executive Officer effective September 19, 2001.

 (4) This amount includes (i) benefits from the use of corporate transportation and (ii) payment of executive's tax liability with respect to certain Company provided perquisites.

 (5) This amount includes the Company paid portion of a life insurance policy for Mr. Weatherup in the amount of $4,297. If Mr. Weatherup dies while employed by the Company, the Company is reimbursed for its payments from the proceeds of the policy.

 (6) In 2001, Messrs. Weatherup and Cahill waived their rights to receive certain future compensation payments under the Company's executive income deferral plan. In connection with this waiver, the Company entered into an arrangement by which such waived amounts were used for the purpose of purchasing insurance for their benefit and the benefit of their designated beneficiaries. The cost of the insurance policy will not exceed the cost the Company would have incurred with respect to the compensation payment waived by Messrs. Weatherup and Cahill. Premiums of $91.00 and $21.00 included for Messrs. Weatherup and Cahill, respectively, in this amount are based on coverage being effective for 4 days in 2001.

 (7) This amount includes a standard Company matching contribution of $6,800 in PBG Common Stock to the executive's 401(k) account.

 (8) This amount represents payment of executive's tax liability with respect to certain Company provided perquisites.

 (9) This amount includes a special stock option award granted in September 2001 in recognition of new roles and responsibilities as a result of senior management succession. These stock options become exercisable on September 30, 2006.

(10) This amount reflects (i) earnings on deferred compensation paid in 2001 and
     (ii) payment of executive's tax liability with respect to certain Company provided perquisites.

(11) This amount reflects a standard Company matching contribution in PBG Common Stock to Ms. McGuire's 401(k) account.

(12) Mr. Drewes' salary reflects his employment with PBG effective June 25, 2001. Mr. Drewes' bonus reflects a full year payout based on PBG and PepsiCo Beverages International performance results.

(13) Mr. Petrides' compensation is paid in Euros. The dollar values listed are based on the average exchange rate in 2001 of 1.1154 Euros to one U.S. dollar.

(14) Mr. Petrides owns 22,642 shares of PBG restricted stock with a value of $538,879 based on PBG's share price of $23.80 on December 28, 2001 (the last trading day before fiscal year end).

(15) This amount reflects (i) payment of executive's tax liability with respect to certain Company provided perquisites and (ii) reimbursement of certain expatriate living expenses consisting of $57,299 in housing lease costs and $26,940 in housing utility allowances.

     STOCK OPTION GRANTS. The following table presents information with respect to stock option grants that were made during the fiscal year ending December 29, 2001 to each of the named executive officers. All options granted by the Company in 2001 were non-qualified stock options, and no stock appreciation rights were granted in 2001.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                 INDIVIDUAL GRANTS
                         ----------------------------------
                         NUMBER OF    % OF TOTAL                           POTENTIAL REALIZABLE VALUE
                         SECURITIES    OPTIONS                               AT ASSUMED ANNUAL RATES
                           UNDER-     GRANTED TO   EXERCISE                OF STOCK PRICE APPRECIATION
                           LYING      EMPLOYEES    OR BASE                       FOR OPTION TERM
                          OPTIONS     IN FISCAL     PRICE     EXPIRATION   ---------------------------
NAME                     GRANTED(#)    YEAR(2)      ($/SH)       DATE        5%($)(3)      10%($)(3)
----                     ----------   ----------   --------   ----------   ------------   ------------
Craig E. Weatherup.....    270,770(4)     2.7%      $19.50     01/31/11    $ 3,320,573    $ 8,414,984
                         1,000,000(5)    10.0%       20.50     03/29/11     12,892,340     32,671,720

John T. Cahill.........    272,634(5)     2.7%       20.50     03/29/11      3,514,890      8,907,422
                           466,666(6)     4.7%       22.50     09/30/11      6,603,384     16,734,272

Eric J. Foss...........     65,364(4)     0.7%       19.50     01/31/11        801,588      2,031,381
                           160,000(5)     1.6%       20.50     03/29/11      2,062,774      5,227,475
                           160,000(6)     1.6%       22.50     09/30/11      2,264,021      5,737,473

Pamela C. McGuire......     28,606(4)     0.3%       19.50     01/31/11        350,808        889,017
                           121,756(5)     1.2%       20.50     03/29/11      1,569,720      3,977,978

Alfred H. Drewes.......    135,758(5)     1.4%       20.63     03/29/11      1,760,910      4,462,493

Yiannis Petrides.......    107,636(5)     1.1%       20.50     03/29/11      1,387,680      3,516,653
                           111,994(6)     1.1%       22.50     09/30/11      1,584,730      4,016,016

---------------
(1) Amounts reflect a 2-for-1 split of PBG Common Stock effective November 27, 2001.

(2) Approximately 10,000,000 options to purchase PBG Common Stock were granted primarily to key employees in 2001. This amount also includes a broad-based grant to front-line employees in Spain and Greece.

(3) The 5% and 10% rates of appreciation are based on a ten-year option term and were specified by the SEC. These rates are not intended to forecast future appreciation, if any, of PBG Common Stock.

(4) Amounts reflect options to purchase PBG Common Stock that were granted pursuant to Variable Awards and became exercisable on February 1, 2001.

(5) Amounts reflect standard annual stock option awards exercisable as follows:
    25% on March 30, 2002; 25% on March 30, 2003; and 50% on March 30, 2004.

(6) Amounts reflect a special stock option award granted in September 2001 in recognition of new roles and responsibilities as a result of senior management succession. These stock options become exercisable on September 30, 2006.

     STOCK OPTION EXERCISES AND HOLDINGS. No company-granted options were exercised during the last fiscal year by the named executive officers. The following table presents information with respect to the status and current value of unexercised stock options held as of December 29, 2001.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION VALUES(1)(2)

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED IN-THE-
                                SHARES                         OPTIONS AT FY-END(#)          MONEY OPTIONS AT FY-END($)
                              ACQUIRED ON      VALUE      -------------------------------   -----------------------------
NAME                          EXERCISE(#)   REALIZED($)   EXERCISABLE       UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                          -----------   -----------   -----------       -------------   ------------   --------------
Craig E. Weatherup..........       0             0         1,705,553(3)(4)    1,739,131     $18,812,145     $12,391,308
John T. Cahill..............       0             0           120,000(5)       1,627,560       1,731,000      13,196,956
Eric J. Foss................       0             0           133,631(4)(5)      801,322       1,265,809       7,091,453
Pamela C. McGuire...........       0             0            87,273(4)(5)      584,712         969,270       6,470,146
Alfred H. Drewes............       0             0                 0            135,758               0         431,032
Yiannis Petrides............       0             0            32,055(5)         472,582         462,386       3,816,442

---------------
(1) Amounts reflect a 2-for-1 split of PBG Common Stock effective November 27, 2001.

(2) The closing price for a share of PBG Common Stock on December 28, 2001, the last trading day prior to PBG's fiscal year end, was $23.80.

(3) Amount includes Mr. Weatherup's Founder's Grant award exercisable as follows: one-third on March 30, 2000; one-third on March 30, 2001; and one-third on March 30, 2002.

(4) Amounts include options to purchase PBG Common Stock that were granted pursuant to Variable Awards and became exercisable on February 1, 2001.

(5) The 2000 stock option award is exercisable as follows: 25% on March 30, 2001; 25% on March 30, 2002; and 50% on March 30, 2003.

                               PENSION PLAN TABLE

     The Company has adopted the PBG Salaried Employees Retirement Plan, the PBG Pension Equalization Plan and the PBG International Retirement Plan. The annual benefits payable under these pension plans to employees with five or more years of service at age 65 are, for the first 10 years of credited service, 30% of the employee's highest consecutive five-year average annual earnings plus an additional 1% of the employee's highest consecutive five-year average annual earnings for each additional year of credited service over ten years, less .43% of final average earnings not to exceed Social Security covered compensation multiplied by years of service (not to exceed 35 years) in the case of the PBG Salaried Employees Retirement and Pension Equalization Plans. The PBG International Pension Plan is offset by any other pension benefit the Company has contributed on the employee's behalf, including Company contributions to local social security plans. Service under PBG's plans generally includes credit for service at PepsiCo. Under PBG's plans, when an executive retires at the normal retirement age (65), the approximate annual benefits payable after January 1, 2002, for the following pay classifications and years of service are expected to be:

                                   YEARS OF SERVICE
              ----------------------------------------------------------
REMUNERATION     15         20          25           30           35
------------  --------   --------   ----------   ----------   ----------
 $  250,000   $ 84,984   $ 96,646   $  108,307   $  119,969   $  131,630
    500,000    172,484    196,646      220,807      244,969      269,130
    750,000    259,984    296,646      333,307      369,969      406,630
  1,000,000    347,484    396,646      445,807      494,969      544,130
  1,250,000    434,984    496,646      558,307      619,969      681,630
  1,500,000    522,484    596,646      670,807      744,969      819,130
  1,750,000    609,984    696,646      783,307      869,969      956,630
  2,000,000    697,484    796,646      895,807      994,969    1,094,130
  2,250,000    784,984    896,646    1,008,307    1,119,969    1,231,630
  2,500,000    872,484    996,646    1,120,807    1,244,969    1,369,130

     The pay covered by the pension plans noted above is based on the salary and bonus shown in the Summary Compensation Table on page 7 for each of the named executive officers. The years of credited service as of January 1, 2002 for the named executive officers are as follows: 27 years for Mr. Weatherup; 12 years for Mr. Cahill; 19 years for Mr. Foss; 24 years for Ms. McGuire; 19 years for Mr. Drewes and 14 years for Mr. Petrides.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Management Development Committee (the "Committee") is responsible for providing thought leadership in the development of a compensation and benefits philosophy that drives the Company's performance and shareholder value.

     COMPENSATION PHILOSOPHY AND PROGRAMS. PBG is focused on maximizing value for its shareholders by consistently delivering superior business results. The Committee's goal is to ensure that PBG's executive compensation programs are designed to enable the Company to attract, retain, and motivate global executive talent whose performance is critical to the Company's success. PBG's executive compensation programs provide key employees with the opportunity to receive fixed and variable pay through annual and long-term incentives. These programs were developed based on the following principles:

     - Align the interests of shareholders, the Company, and executives by placing particular emphasis on long term stock based programs that foster a strong relationship between shareholder return and executive compensation.

     - Attract and retain key talent by providing a total compensation package that is competitive within our industry, rewards executives for superior performance and builds employee wealth over the long-term.

     - Develop programs that are (i) appropriate within our financial structure; and (ii) simple and straightforward so that employees have a clear understanding of the business results required to earn variable pay.

     In addition, the Committee periodically examines annual and long-term compensation levels for executives against a peer group made up of comparably sized companies from the consumer goods, bottling, retail and service industries. Two of these companies are included in the Bottling Group Index described in the Performance Graph section on page 16. The Committee believes that targeting compensation at a level comparable to this group of companies appropriately reflects the labor market for the Company's executives.

     PBG's executives are eligible for three compensation components: (1) base salary, (2) annual cash incentives, and (3) long-term incentives.

     BASE SALARIES. The Company's executive salary structure is based on broad salary bands. Executive base pay is targeted at the 75th percentile of the peer group. Individual base salaries are determined based on a targeted pay level for each position within each salary band. Annual increases are based on individual performance, experience and responsibilities, and reflect the Company's philosophy of paying for performance against underlying job accountabilities.

     ANNUAL CASH INCENTIVES. Executive officers are eligible to receive annual cash incentives under the Executive Incentive Compensation Plan ("EICP"). The plan's objectives are to support the attainment of PBG's business and performance goals by placing a sizeable percentage of pay at risk. Other executives receive annual cash incentives under a bonus plan that includes specific goals for each organizational unit reflective of PBG's team-based approach. The primary PBG performance goal is based on earnings before interest, taxes, depreciation and amortization ("EBITDA"). Team performance goals at the local level are based on profit and volume measures. Individual payouts are based on an executive's bonus target and attainment of these pre-established goal(s).

     In order to ensure compliance under Section 162(m) of the Code, the Compensation Subcommittee (comprised entirely of "outside directors") (the "Compensation Subcommittee") determines the annual and long-term incentives for our executive officers and other officers deemed covered by Section 162(m) of the Code. In 2001, the pre-established incentive goal for the named executive officers was based 100% on EBITDA. No payment is made to the named executive officers if a minimum EBITDA target is not met. Once the minimum or higher EBITDA target is achieved, the named executive officers are eligible to receive a related maximum award. The Compensation Subcommittee may then exercise discretion to decrease (but not increase) the amount payable to the named executive officers. Pursuant to the terms of the EICP, the Subcommittee certified the results against the performance objectives, exercised its discretion and approved the annual incentive awards for the named executive officers.

     LONG-TERM INCENTIVES. The Company provides long-term incentives through its Long-Term Incentive Plans (collectively "LTIP"). These long-term incentives may include non-qualified stock options, performance units, incentive stock options, stock appreciation rights, and restricted stock grants. The objective of the LTIP is to provide a long-term focus that links executive compensation to the creation of shareholder value and balances the short-term focus of the annual incentives and base pay. Non-qualified stock options are the primary long-term incentive vehicle of the Company. Individual grants are tied to an executive's salary band and current base salary and are targeted at the 75th percentile of the peer group.

     OTHER STOCK PROGRAMS. The Committee has established stock ownership guidelines for the Company's key senior executives. The guidelines vary from one to five times annual salary. Ownership levels are measured annually and affected employees must meet or exceed the guidelines within five years of implementation. In 2001, 100% of PBG's key senior executives met or exceeded their annual requirement.

     2001 COMPENSATION OF THE CHAIRMAN AND CHIEF EXECUTIVE OFFICERS. Mr. Weatherup served as the Company's Chairman and Chief Executive Officer until September 2001, at which time, Mr. Cahill replaced Mr. Weatherup as Chief Executive Officer.

     2001 COMPENSATION OF CRAIG E. WEATHERUP.

     In 2001, Mr. Weatherup received an increase of $70,000 bringing his annual salary to $920,000.

     Like the other named executive officers, Mr. Weatherup receives no annual incentive if the minimum EBITDA target is not met. Once the minimum or higher EBITDA target is achieved, Mr. Weatherup is eligible to receive a related maximum award. The Compensation Subcommittee then determines the actual award, which may not exceed the maximum. In doing so, financial and non-financial performance measures are considered. The non-financial measures for 2001 included: (i) establishing a strong and powerful operating culture; (ii) leveraging organizational capabilities to achieve business strategy; and (iii) focusing on key business drivers. The financial measure for 2001 was based 100% on the attainment of a pre-established EBITDA target. After combining the achievement of both the financial and non-financial performance measures, and in order to acknowledge Mr. Weatherup's significant contributions to PBG's success in 2001, the Compensation Subcommittee awarded Mr. Weatherup a bonus of $1,315,000.

     A majority of Mr. Weatherup's long-term incentive awards in 2001 were granted to reflect his leadership and role in the succession planning, in addition to his continued involvement, as PBG's Chairman, in setting the long-term strategy for the Company. Mr. Weatherup did not receive a long-term incentive award in 2000.

     2001 COMPENSATION OF JOHN T. CAHILL.

     In addition to his annual merit increase, Mr. Cahill received an increase in September 2001 of $79,000 bringing his salary to $700,000. This new salary reflects his increased responsibilities as Chief Executive Officer.

     The Compensation Subcommittee determines Mr. Cahill's annual bonus payout by considering his performance against financial and non-financial measures. The financial measure for 2001 was based 100% on the attainment of a pre-established EBITDA target. The non-financial measures included (i) effective external communication with PBG's investment community; (ii) leadership of PBG's senior management team; and (iii) implementation and execution of a strong Annual Operating Plan. After combining the achievement in both financial and non-financial measures, and in recognition of Mr. Cahill's new responsibilities as Chief Executive Officer, the Compensation Subcommittee awarded Mr. Cahill a bonus of $870,000.

     The majority of Mr. Cahill's long-term incentive awards in 2001 were granted in recognition of his new responsibilities as Chief Executive Officer of PBG.

     IMPACT OF INTERNAL REVENUE CODE SECTION 162(m). Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Code under Section 162(m) that limit the tax deduction for compensation in excess of one million dollars paid to certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Committee and the Compensation Subcommittee believe the EICP and LTIP satisfy the requirements for exemption under the Code Section 162(m). Payments made under these plans are generally expected to qualify as performance-based compensation and to constitute the majority of aggregate incentive payments for the named executive officers.

     For 2001, the annual salary paid to Mr. Weatherup, Mr. Cahill and the other named executive officers was in each case less than one million dollars. The 2001 annual incentives were all paid pursuant to the EICP and will, therefore, be deductible when paid. The stock option awards made to executive officers under the terms of the LTIP are exempt as performance-based compensation for purposes of calculating the one million-dollar limit. Due to the Company's focus on performance-based compensation plans and continued deferral of compensation by certain executive officers, the Committee expects to continue to qualify most compensation paid to the group as tax deductible.

     SUMMARY. The Compensation Committee believes that the compensation programs of the Company are well structured to encourage attainment of objectives and foster a shareholder perspective in management, in particular through employee stock ownership. The Committee feels that the awards made in 2001 were competitive and appropriate, and serve shareholders' long-term interests.

Respectfully submitted,

The Compensation and Management Development Committee

  Barry H. Beracha (Chairperson)    Thomas H. Kean
  Linda G. Alvarado                 Susan D. Kronick
  Thomas W. Jones                   Margaret D. Moore

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee (the "Committee") of the Company's Board of Directors is composed of three directors, Thomas W. Jones (Chairperson), Barry H. Beracha and Susan D. Kronick, all of whom have been determined by the Board of Directors to be independent (as independence is defined under the New York Stock Exchange listing standards). The Committee operates under a written charter adopted by the Board of Directors, which was attached as an appendix to the Proxy Statement for the 2001 annual meeting of shareholders. The Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company's independent auditors.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Committee's responsibility is to monitor and oversee these processes.

     In this context, the Committee has met and held discussions with management and KPMG LLP, the independent auditing firm for the Company. Management represented that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed the audited consolidated financial statements with management and KPMG LLP. The Committee discussed with KPMG LLP matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

     KPMG LLP also provided the Committee with the written disclosures required by Independence Standard Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with KPMG LLP that firm's independence.

     Based on discussions with management and KPMG LLP and review of the representations of management and the report of the independent auditors, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 29, 2001 filed with the SEC.

                                          Thomas W. Jones (Chairperson)
                                          Barry H. Beracha
                                          Susan D. Kronick

                         INDEPENDENT PUBLIC ACCOUNTANTS

     In addition to retaining KPMG LLP to audit our consolidated financial statements for 2002, the Company and its affiliates retained KPMG LLP, as well as other accounting and consulting firms, to provide various consulting services in 2002, and expect to continue to do so in the future. The aggregate fees billed for professional services by KPMG LLP in 2001 were as follows.

     Audit Fees. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of PBG's consolidated financial statements for the fiscal year ended December 29, 2001, and the reviews of its interim financial statements included in PBG's Forms 10-Q were approximately $1.3 million, including all statutory audits.

     Financial Information Systems Design and Implementation Fee. There were no fees billed by KPMG LLP for services rendered in connection with PBG's financial information systems design and implementation during the fiscal year ended December 29, 2001.

     All Other Fees. The aggregate amount of all fees billed for services rendered to PBG by KPMG LLP for the fiscal year ended December 29, 2001 (other than the audit fees described above) were approximately $863,000, primarily related to due diligence work on acquisitions, tax planning and advice, audits of employee benefit plans and other audit related services.

     The Audit Committee has determined that the provision of all non-audit services performed for PBG by KPMG LLP is compatible with maintaining that firm's independence.

                               PERFORMANCE GRAPH

     The following performance graph compares the cumulative total return of the Company's Common Stock to the S&P 500 Stock Index and to an index of peer companies selected by the Company (the "Bottling Group Index"). The Bottling Group Index consists of Coca-Cola Amatil Limited, Coca-Cola Bottling Co. Consolidated, Coca-Cola Enterprises Inc., Panamerican Beverages, Inc. and PepsiAmericas, Inc. The graph assumes the return on $100 invested on March 31, 1999, the day the shares of PBG Common Stock began trading on the New York Stock Exchange, to December 29, 2001, the last day of the Company's fiscal year. The returns of each member of the Bottling Group Index are weighted according to each member's stock market capitalization as of the beginning of the period measured and includes the subsequent reinvestment of dividends on a quarterly basis.

                              [PERFORMANCE GRAPH]

                         Q1        Q2        Q3         Q4        Q1        Q2        Q3         Q4        Q1        Q2
                       3/31/99   6/12/99   9/4/99    12/25/99   3/18/00   6/10/00   9/2/00    12/30/00   3/24/01   6/16/01
                       ---------------------------------------------------------------------------------------------------
 PPG*                    100       101        92        75         93       125       145       184        177       192
 Bottling Group
  Index                  100       110        91        70         71        61        64        68         75        66
 S&P 500 Index           100       101       106       113        114       113       118       103         91        97

                        Q3         Q4
                      9/8/01    12/29/01
                      ------------------
 PPG*                   207       221
 Bottling Group
  Index                  63        69
 S&P 500 Index           87        93

---------------
* PBG's share price was $23.80 on December 28, 2001 (the last trading day before fiscal year end), reflecting a 2-for-1 split of PBG Common Stock effective November 27, 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     STOCK OWNERSHIP AND DIRECTOR RELATIONSHIPS WITH PEPSICO. PBG was initially incorporated in January 1999 as a wholly owned subsidiary of PepsiCo to effect the separation of most of PepsiCo's company-owned bottling businesses. PBG became a publicly traded company on March 31, 1999. As of February 21, 2002, PepsiCo's ownership represented 37.9% of the outstanding Common Stock and 100% of the outstanding Class B Common Stock together representing 42.9% of the voting power of all classes of PBG's voting stock. PepsiCo also owns 7.0% of the equity of Bottling Group, LLC, PBG's principal operating subsidiary. In addition, David R. Andrews, a director nominee, is an executive officer of PepsiCo.

     AGREEMENTS AND TRANSACTIONS WITH PEPSICO AND AFFILIATES. PBG and PepsiCo (and certain of its affiliates) have entered into transactions and agreements with one another, incident to their respective businesses, and PBG and PepsiCo are expected to enter into material transactions and agreements from time to time in the future. As used in this section, "PBG" includes the Company and its subsidiaries.

     Material agreements and transactions between PBG and PepsiCo (and certain of its affiliates) during 2001 are described below.

     Beverage Agreements and Purchases of Concentrates and Finished
Products. PBG purchases concentrates from PepsiCo and manufactures, packages, distributes and sells carbonated and non-carbonated beverages under license agreements with PepsiCo. These agreements give PBG the right to manufacture, sell and distribute beverage products of PepsiCo in both bottles and cans and fountain syrup in specified territories. The agreements also provide PepsiCo with the ability to set prices of such concentrates, as well as the terms of payment and other terms and conditions under which PBG purchases such concentrates. In addition, PBG bottles water under the Aquafina trademark pursuant to an agreement with PepsiCo, which provides for the payment of a royalty fee to PepsiCo. In certain instances, PBG purchases finished beverage products from PepsiCo.

     During 2001, total payments by PBG to PepsiCo for concentrates, royalties and finished beverage products were approximately $1.7 billion.

     PBG Manufacturing Services. PBG provides manufacturing services to PepsiCo in connection with the production of certain finished beverage products. In 2001, amounts paid or payable by PepsiCo to PBG for these services were approximately $13.8 million.

     Purchase of Distribution Rights. During 2001, PBG paid PepsiCo $9.1 million for distribution rights relating to the SoBe brand in certain PBG-owned territories in the United States.

     Transactions with Joint Ventures in which PepsiCo holds an equity interest. PBG purchases tea concentrate and finished beverage products from the Pepsi/Lipton Tea Partnership, a joint venture of Pepsi-Cola North America, a division of PepsiCo, and Lipton (the "Partnership"). During 2001, total amounts paid or payable to PepsiCo for the benefit of the Partnership were approximately $116.7 million. In addition, PBG provides certain manufacturing services in connection with the hot-filled tea products of the Partnership to PepsiCo for the benefit of the Partnership. In 2001, amounts paid or payable by PepsiCo to PBG for these services were approximately $18.4 million.

     PBG purchases finished beverage products from the North American Coffee Partnership, a joint venture of Pepsi-Cola North America and Starbucks. During 2001, amounts paid or payable to the North American Coffee Partnership by PBG were approximately $108.3 million.

     In addition to the amounts described above, PBG received approximately $4.2 million from an international joint venture, in which PepsiCo holds an equity interest in 2001.

     Purchase of Snack Food Products from Frito-Lay, Inc. PBG purchases snack food products from Frito-Lay, Inc., a subsidiary of PepsiCo, for sale and distribution through all of Russia except for Moscow. In 2001, amounts paid or payable by PBG to Frito-Lay, Inc. were approximately $27.1 million.

     Shared Services. PepsiCo provides various services to PBG pursuant to a shared services agreement, including procurement of raw materials, processing of accounts payable and credit and collection, certain tax and treasury services and information technology maintenance and systems development. During 2001, amounts paid or payable to PepsiCo for shared services totaled approximately $178.9 million.

     Pursuant to the shared services agreements, PBG provides certain employee benefit and international tax and accounting services to PepsiCo. During 2001, payments to PBG from PepsiCo for these services totaled approximately $598,000.

     Rental Payments. Amounts paid or payable by PepsiCo to PBG for rental of office space at certain PBG facilities were approximately $11.6 million in 2001.

     Insurance Services. Hillbrook Insurance Company, Inc., a subsidiary of PepsiCo, provides insurance and risk management services to PBG pursuant to a contractual arrangement. Costs associated with such services in 2001 totaled approximately $57.8 million.

     National Fountain Services. PBG provides certain manufacturing, delivery and equipment maintenance services to PepsiCo's national fountain customers. In 2001, net amounts paid or payable by PepsiCo to PBG for these services were approximately $184.6 million.

     Marketing and Other Support Arrangements. PepsiCo provides PBG with various forms of marketing support. The level of this support is negotiated annually and can be increased or decreased at the discretion of PepsiCo. This marketing support is intended to cover a variety of programs and initiatives, including direct marketplace support (including point-of-sale materials), capital equipment funding and shared media and advertising support. For 2001, total direct marketing support funding paid or payable to PBG by PepsiCo approximated $553.8 million.

     Transactions with Bottlers in which PepsiCo holds an Equity Interest. PBG and PepsiAmericas, Inc., a bottler in which PepsiCo owns an equity interest, and PBG and Pepsi Bottling Ventures LLC, a bottler in which PepsiCo owns an equity interest, bought from and sold to each other finished beverage products. These transactions occurred in instances where the proximity of one party's production facilities to the other party's markets or lack of manufacturing capability, as well as other economic considerations, made it more efficient or desirable for one bottler to buy finished product from another. In 2001, PBG's sales to those bottlers totaled approximately $774,000 and purchases were approximately $40,000.

     PBG provides certain administrative support services to PepsiAmericas, Inc. and Pepsi Bottling Ventures LLC. In 2001, amounts paid or payable by PepsiAmericas, Inc. and Pepsi Bottling Ventures LLC to PBG for these services were approximately $650,000.

     In connection with PBG's acquisition of Pepsi-Cola Bottling of Northern California ("Northern California") in 2001, PBG paid $10.3 million to PepsiCo for its equity interest in Northern California.

     On March 13, 2002, PBG acquired the operations and exclusive right to manufacture, sell and distribute Pepsi-Cola's international beverages in Turkey. As part of this acquisition, PBG paid PepsiCo $7.3 million, subject to certain purchase price adjustments, for its equity interest in the acquired entity and received $16.4 million from PepsiCo for the sale of the acquired entity's local brands to PepsiCo.

     Bottling Group, LLC Distribution. PepsiCo has a 7.0% ownership interest in Bottling Group, LLC, our principal operating subsidiary. In accordance with the Bottling Group, LLC's Limited Liability Company Agreement, PepsiCo received a $15.8 million distribution from Bottling Group, LLC in 2001.

     Relationships and Transactions with Management and Others. Linda G. Alvarado, a member of PBG's Board of Directors, together with her husband and children, own and operate Taco Bell and Pizza Hut restaurant companies that purchase beverage products from PBG. In 2001, the total amount of these purchases was approximately $381,288.

               APPROVAL OF THE PBG 2002 LONG-TERM INCENTIVE PLAN
                             (ITEM 2 ON PROXY CARD)

     The PBG 2002 Long-Term Incentive Plan (the "2002 LTIP") has been established by PBG to secure for PBG and its shareholders the benefits arising from providing long-term incentive compensation opportunities to those key employees and officers of PBG who are and will be responsible for its future growth and continued success.

     Some key features of the 2002 LTIP include:

     - a prohibition against repricing of stock options;

     - a prohibition against granting stock options with an exercise price less than the fair market value of PBG Common Stock on the date of grant;

     - a minimum vesting period of one year for stock options, stock appreciation rights, performance units and restricted and other stock awards; and

     - specific performance targets for awards of performance units.

     Introduction. The Board of Directors recommends that shareholders approve the 2002 LTIP, which was adopted by the Compensation and Management Development Committee of the Board of Directors of PBG (the "Committee") on March 4, 2002, subject to shareholder approval. If the 2002 LTIP is approved by shareholders, certain awards made under the 2002 LTIP will be eligible to qualify as "performance-based" compensation that is exempt from the one million dollar deduction limit (as described below) imposed by Section 162(m) of the federal Internal Revenue Code (the "Code") and 18,000,000 shares of PBG Common Stock will be authorized and available for awards under the 2002 LTIP. A summary of the material provisions of the 2002 LTIP is set forth below and is qualified in its entirety by reference to the 2002 LTIP as set forth on Appendix A hereto. If the 2002 LTIP is not so approved, it will be canceled.

     Purpose. The purpose of the 2002 LTIP is to: (i) provide long-term incentives to those persons with significant responsibility for the success and growth of PBG; (ii) attract and retain persons eligible to participate in the 2002 LTIP; and (iii) align participants' interests with those of PBG's other shareholders through compensation that is based on the performance of PBG Common Stock.

     Eligibility. Each key employee of PBG and its subsidiaries may be granted any of the awards under the 2002 LTIP. Awards are generally made at the discretion of the Committee (or its Compensation Subcommittee, the "Subcommittee," with respect to executive officers and other executives who are deemed to be covered by Section 162(m) of the Code). As of February 21, 2002, PBG and its subsidiaries had approximately 450 key employees.

     Stock Options. The Committee or Subcommittee may grant options under the 2002 LTIP to purchase PBG Common Stock that may be either non-qualified stock options or incentive stock options. The purchase price of a share of PBG Common Stock under each type of option shall not be less than the fair market value of a share of PBG Common Stock on the date the option is granted. The options shall be exercisable in accordance with the terms established by the Committee or the Subcommittee, but no options shall have a vesting period of less than one year. In general, the Committee and the Subcommittee intend that options will vest and become fully exercisable within three years after their grant date. However, without regard to the vesting period assigned, the vesting and exercisability of options may be accelerated in connection with a change of control and certain transfers, as explained below, or in connection with a participant's death, disability or retirement. The full purchase price of each share of PBG Common Stock purchased upon the exercise of any option shall be paid at the time of the exercise. Except as otherwise determined by the Committee or Subcommittee, the purchase price shall be payable in cash or in PBG Common Stock (valued at fair market value as of the day of exercise), or in any combination thereof.

     Stock Appreciation Rights. The Committee or Subcommittee may grant a stock appreciation right ("SAR") in connection with all or any portion of a previously or contemporaneously granted option or independent of any option grant. SARs shall be exercisable in accordance with the terms established by the Committee or the Subcommittee but no SARs shall have a vesting period of less than one year. However, without regard to the vesting period assigned, the vesting and exercisability of SARs may be accelerated in connection with a change of control and certain transfers, as explained below, or in connection with a participant's death, disability or retirement. An SAR entitles the participant to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee or Subcommittee, which shall not be less than 100% of the fair market value of the PBG Common Stock at the time the SAR is granted. Such excess amount shall be payable in PBG Common Stock, in cash, or in a combination thereof, as determined by the Committee or Subcommittee.

     Performance Units. The Committee or Subcommittee may grant performance units (a right to receive a designated dollar amount of PBG Common Stock or cash contingent on achievement of performance or other objectives). The full and/or partial payment of performance unit awards granted will be made only upon certification by the Committee or Subcommittee of the attainment by PBG, over a performance period established by the Committee or Subcommittee, of any one or more performance targets, which have been established by the Committee or Subcommittee and which are based on objective criteria. No payment will be made if the targets are not met. In addition, all performance units granted will have a minimum vesting period of one year. However, without regard to the vesting period assigned, the vesting of performance units may be accelerated in connection with a change of control, as explained below, or in connection with a participant's death, disability or retirement.

     Restricted and Other Stock Awards. The Committee or Subcommittee may grant restricted stock awards (a grant of PBG Common Stock with such shares subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more performance or other objectives, as determined by the Committee or Subcommittee) or stock awards (a grant of PBG Common Stock). Any such awards shall be subject to such conditions, restrictions and contingencies as the Committee or Subcommittee determines, but all restricted and other stock awards shall have a vesting period of at least one year. However, without regard to the vesting period assigned, the vesting of restricted and other stock awards may be accelerated in connection with a change of control and (in the case of restricted stock) certain transfers, as explained below, or in connection with a participant's death, disability or retirement.

     Performance-Based Compensation. A federal income tax deduction will generally be unavailable for annual compensation in excess of one million dollars paid to the Chairman, Chief Executive Officer and the four other most highly compensated officers of a public corporation. However, amounts that constitute "performance-based" compensation are not counted toward the one million dollar limit. Grants of stock options are expected to qualify as performance-based compensation. In addition, the Subcommittee may designate any award described in the preceding two paragraphs as intended to be "performance-based" compensation. Any awards so designated shall be conditioned on the achievement of one or more performance goals, as required by Section 162(m) of the Code. The performance goals that may be used by the Subcommittee for such awards shall be based on any one or more of the following PBG performance measures, as selected by the Subcommittee: cash flow; earnings; earnings per share; market value added or economic value added; EBITDA; return on assets; return on equity; return on investment capital; revenues; stock price; or total shareholder return. Each goal may be based on or otherwise employ comparisons relating to capital, shareholders' equity and/or shares outstanding, investments or to assets or net assets. To satisfy the requirements that apply to "performance-based" compensation, these goals must be approved by PBG's shareholders, and approval of the 2002 LTIP will also constitute approval of the foregoing goals.

     Administration. The 2002 LTIP is administered by the Committee or the Subcommittee (with respect to the executive officers and other executives deemed covered by Section 162(m) of the Code) (collectively, the "Committees"). The Committees will have the authority and discretion to select from among the eligible individuals those persons who shall receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards, and subject to certain limits, to cancel or suspend awards. Each of the Committees will have the authority and discretion to interpret the 2002 LTIP, to establish, amend, and rescind any rules and regulations relating to the 2002 LTIP, and to make all other determinations that may be necessary or advisable for the administration of the 2002 LTIP. Any interpretation of the 2002 LTIP by the Committees and any decision made by the Committees under the 2002 LTIP is final and binding on all persons. Except with respect to executive officers and other executives deemed covered by Section 162(m) of the Code and except to the extent prohibited by applicable law or the applicable rules of a stock exchange, each of the Committees may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

     In the event of a corporate transaction involving PBG (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committees may adjust awards to preserve the benefits or potential benefits of the awards. Action by the Committees may include: (i) adjustment of the number and kind of shares which may be delivered under the 2002 LTIP; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments that the Committees determine to be equitable.

     Except as otherwise provided by the Committees, awards under the 2002 LTIP are not transferable except as designated by the participant by will or by the laws of descent and distribution.

     Limit on Shares. The maximum number of shares of stock that may be delivered to participants under the 2002 LTIP is eighteen million (18,000,000) shares of PBG Common Stock (adjusted for corporate transactions described above). No participant may be granted awards which would result in his or her receiving, in the aggregate, during the term of the 2002 LTIP, more than 25% of the maximum number of shares available for award under the 2002 LTIP. Solely for purposes of determining whether this maximum is met, a performance unit or SAR shall be treated as entitling the holder thereof to one share of PBG Common Stock.

     Change in Control and Certain Transfers. Upon a change in control, as defined in the 2002 LTIP, all outstanding options and SARs will become fully exercisable and all performance units, restricted stock and stock awards will become fully vested. Following an involuntary termination or certain other events after a change in control, a participant will become entitled to receive the value of his or her awards. In addition, in connection with certain PBG-approved transfers to certain allied organizations, as described in the 2002 LTIP, the transferred participant's outstanding options and SARs will become fully exercisable and restricted stock awards will become fully vested. Employment by the allied organization will be treated as employment by PBG in determining the participant's right to exercise and in applying the 2002 LTIP's misconduct provisions.

     Amendment and Termination. The Committees may, at any time, amend or terminate the 2002 LTIP, provided that no amendment or termination may, in the absence of consent to the change by the affected participant, adversely affect the rights of any participant or beneficiary under any award granted under the 2002 LTIP prior to the date such amendment or termination is adopted by the Board. However, unless the shareholders of PBG shall have first approved, no amendment may change eligibility, increase the limits on shares, change the performance goals for performance units or restricted stock, or decrease the minimum option or SAR exercise price.

     Federal Income Tax Considerations. The following discussion is a summary of certain federal income tax issues and does not purport to be a complete analysis of all of the potential tax aspects relating to the 2002 LTIP or the awards. The discussion is not intended as a substitute for careful tax planning by each participant, and does not consider state and local taxes that may be applicable to the awards. Therefore, PBG encourages participants to consult with their individual tax advisors regarding the taxation of their awards. The discussion is based on federal income tax laws, regulations and interpretations thereof presently in effect, all of which are subject to change, possibly with retroactive effect. Nothing in this discussion is or should be construed as legal or tax advice.

     Non-Qualified Options. The grant of a non-qualified option under the 2002 LTIP should not result in taxable income to the participant. Generally, the participant would realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of PBG Common Stock acquired over the exercise price for those shares and PBG would be entitled to a corresponding deduction. Gains or losses realized by the participant upon the subsequent disposition of such shares will be treated as capital gains and losses, with the basis in such PBG Common Stock equal to the fair market value of the shares at the time of exercise.

     Incentive Stock Options. The grant of an incentive stock option should not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of PBG or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code, with an extended exercise period also applying following the participant's death). The excess of the fair market value of the PBG Common Stock at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant's alternative minimum taxable income for the tax year in which the incentive stock option is exercised.

     If the participant does not sell or otherwise dispose of the PBG Common Stock within two years from the date of the grant of the incentive stock option, nor within one year after the transfer of such PBG Common Stock to the participant, then, upon disposition of such PBG Common Stock, any amount realized in excess of the exercise price will be taxed to the participant as a capital gain and PBG will not be entitled to a corresponding deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of PBG Common Stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price and PBG will be entitled to a corresponding deduction. In this case, if the amount realized upon the disposition of the shares exceeds the value of the shares on the date of exercise, any additional amount will be a capital gain. If the amount realized upon the disposition of the shares is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

     Stock Appreciation Rights. The grant of an SAR should not result in taxable income to the participant. Generally, upon exercise of an SAR, the amount of cash or the fair market value of PBG Common Stock received will be taxable to the participant as ordinary income and PBG will be entitled to a corresponding deduction. If the SAR is settled in PBG Common Stock, a gain or loss realized by the participant upon the disposition of any such shares will be treated as a capital gain or loss, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

     Performance Units. A participant who has been granted a performance unit award should not realize taxable income at the time of grant and PBG will not be entitled to a corresponding deduction. Generally, the participant will have compensation income at the time of distribution equal to the amount of cash received and the then fair market value of the distributed shares and PBG will be entitled to a corresponding deduction.

     Restricted and Other Stock. A participant who has been granted a restricted stock award should not realize taxable income at the time of grant and PBG will not be entitled to a corresponding deduction, assuming that the restrictions constitute a "substantial risk of forfeiture" for federal income tax purposes. Upon the vesting of stock subject to an award, the participant would realize ordinary income in an amount equal to the then fair market value of those shares, and PBG would then be entitled to a corresponding deduction. The tax basis in such shares should then be equal to the fair market value of the shares at the time of vesting. Gain or loss realized by the participant upon a subsequent disposition of such shares would generally be treated as a capital gain or loss. Cash dividends paid to the participant during the restriction period, if so provided, will also be ordinary income to the participant and PBG would be entitled to a corresponding deduction. A participant may elect pursuant to Section 83(b) of the Code to have income recognized at the date of grant of a restricted stock award. If such an election is made, the amount of ordinary income taxable to the participant would be equal to the fair market value of the restricted stock at the date of grant and PBG would be entitled to a corresponding deduction at that time. The tax basis of such stock will then be equal to the ordinary income recognized by the participant. Gain or loss realized upon a subsequent disposition of restricted shares would generally be treated as a capital gain or loss. Elections for
Section 83(b) treatment must be made within 30 days of the date of grant and filed with PBG and the Internal Revenue Service.

     Withholding of Taxes. PBG may withhold amounts to satisfy withholding tax requirements from amounts due to participants. Subject to guidelines established by the Committees, participants may have PBG Common Stock withheld from awards or may tender PBG Common Stock to PBG to satisfy tax withholding requirements.

     One Million Dollar Limit. As previously noted, Section 162(m) of the Code disallows a federal income tax deduction for certain compensation in excess of one million dollars per year paid to each of PBG's Chairman, Chief Executive Officer and its four other most highly compensated executive officers. Compensation that qualifies as "performance-based" compensation is not subject to the one million dollar limit. The 2002 LTIP has been structured to permit awards and payments that will satisfy the requirements applicable to "performance-based" compensation.

                               NEW PLAN BENEFITS

     The future benefits or amounts that would be received under the 2002 LTIP by executive officers and non-executive officer employees are discretionary and are therefore not determinable at this time. See "Option Grants in Last Fiscal Year" for the name, position and grant information for executive officers and non-executive officer employees who were granted options during 2001.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PBG 2002 LONG-TERM INCENTIVE PLAN. The PBG 2002 Long-Term Incentive Plan is attached as Appendix A.

                              APPROVAL OF AUDITORS
                             (ITEM 3 ON PROXY CARD)

     The Board of Directors, upon recommendation of the Audit Committee, recommends that KPMG LLP continue as PBG's independent auditors for fiscal 2002. They have been PBG's independent auditors since 1999. Representatives of KPMG LLP will be available to answer questions at the Annual Meeting and are free to make statements during the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF KPMG LLP AS PBG'S INDEPENDENT AUDITORS FOR FISCAL 2002.

                                 OTHER MATTERS

     As of the mailing date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If matters other than the ones listed in this Proxy Statement arise at the Annual Meeting, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

     CONFIDENTIALITY. PBG's policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law or assert or defend legal claims, or in a contested proxy solicitation, or in the event that a shareholder makes a written comment on a proxy card or an attachment to it. PBG retains an independent organization to tabulate shareholder votes and certify voting results.

                       YEAR 2003 SHAREHOLDERS' PROPOSALS

     PBG welcomes comments or suggestions from its shareholders. If a shareholder wants to have a proposal formally considered at the 2003 Annual Shareholders' Meeting, and included in the Proxy Statement for that meeting, PBG must receive the proposal in writing on or before December 10, 2002. If a proposal is received by February 14, 2003, PBG may include it in the Proxy Statement and, if it does, may use its discretionary authority to vote on the proposal. For proposals that are not submitted by February 14, 2003, PBG may use its discretionary voting authority when the proposal is raised at the 2003 Annual Meeting, without inclusion of the proposal in its Proxy Statement.

                                    GENERAL

     PBG will pay the costs of preparing, assembling and mailing this Proxy Statement and the costs relating to the Annual Meeting.

     In addition to the solicitation of proxies by mail, PBG intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for such solicitation.

     To be sure that we have the necessary quorum to hold the Annual Meeting, PBG has hired the firm of Morrow & Co., Inc., to help in soliciting proxies by mail, telephone and personal interview for fees estimated at approximately $8,500.

     Employees of PBG may also solicit proxies. They will not receive any additional pay for such solicitation.

     The Annual Report to Shareholders for 2001 and financial statements were mailed with this Proxy Statement or were previously delivered to shareholders and are not part of the material for the solicitation of proxies. To reduce postage costs, we sent materials at bulk mail rates. If you have not received the Annual Report by the time you receive your Proxy Statement, please write or call PBG's Director of Investor Relations, at The Pepsi Bottling Group, Inc., One Pepsi Way, Somers, NY 10589 or (914) 767-7216.

     Please complete, sign, and date the enclosed proxy card, which can be revoked by voting at the meeting, and mail it promptly in the enclosed postage-paid envelope.

                                          By Order of the Board of Directors,

                                          /s/ Pamela C. McGuire
                                          Pamela C. McGuire
                                          Secretary

                                                                      APPENDIX A

                       PBG 2002 LONG-TERM INCENTIVE PLAN

1.  PURPOSE.

     The purposes of the PBG 2002 Long-Term Incentive Plan (the "Plan") are: (a) to provide long term incentives to those persons with significant responsibility for the success and growth of The Pepsi Bottling Group, Inc. ("PBG") and its subsidiaries, divisions and affiliated businesses (collectively, the "Company");
(b) to assist the Company in attracting and retaining key employees on a competitive basis; and (c) to associate the interests of such employees with those of PBG shareholders.

2.  ADMINISTRATION OF THE PLAN.

     (a) The Plan shall be administered by the Compensation and Management Development Committee of the Board of Directors of PBG (except that, with respect to executive officers and other executives deemed covered by section 162(m) of the Internal Revenue Code (collectively, "Covered Executives"), the Plan shall be administered by such Committee's Compensation Subcommittee). The Compensation Subcommittee shall be appointed by the Board of Directors of PBG (the "Board") and shall consist of two or more members of the Board who qualify as outside directors for purposes of section 162(m) of the Internal Revenue Code. Any reference in the Plan to the "Committee" shall be understood to refer to the Compensation and Management Development Committee or the Compensation Subcommittee, whichever has administrative authority with respect to the matter.

     (b) The Committee shall have all powers vested in it by the terms of the Plan, such powers to include the authority (within the limitations described herein) to select the employees to be granted awards under the Plan; to determine the type, size and terms of awards to be granted to each employee selected, provided, however, that no awards granted under the Plan shall have a vesting period of less than one year; to determine the time when awards will be granted and any conditions which must be satisfied by employees before an award is granted; to establish performance objectives and conditions for earning awards; to determine whether such objectives and conditions have been met and whether awards will be paid at the end of the award period or at the time the award is exercised (whichever applies), or whether payment will be deferred; to determine whether payment of an award should be reduced or eliminated; and to determine whether such awards should qualify as deductible in their entirety for federal income tax purposes.

     (c) The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, PBG shareholders and any person receiving an award under the Plan.

     (d) Except with respect to Covered Executives (or as prohibited by law or applicable stock exchange rules), the Committee may delegate to one or more persons any or all of its authority under Sections 2(b) and 2(c).

3.  ELIGIBILITY.

     Each key employee of the Company may, in the Committee's discretion, be granted any of the awards available under the Plan.

4.  AWARDS.

     (a) Types. Awards under the Plan include stock options, incentive stock options, stock appreciation rights, performance units, restricted stock and share awards.

          (i) Stock Options. Stock options are rights to purchase shares of PBG Common Stock ("Common Stock") at a fixed price for a specified period of time. The purchase price per share of Common Stock covered by a stock option awarded pursuant to this Plan, including any incentive stock options, shall be equal to or greater than the "Fair Market Value" of a share of PBG Common Stock on the date the stock option is awarded. "Fair Market Value" means an amount equal to the average of the high and low sales prices for Common Stock as reported on the composite tape for securities listed on The New York Stock Exchange, Inc. on the date in question (or, if no sales of Common Stock were made on such Exchange on this date, on the next preceding day on which sales were made on such Exchange), except that such average price shall be rounded up to the nearest one-fourth. The purchase price per share may be payable in cash or Common Stock or both (with any Common Stock valued at its Fair Market Value on the date of exercise).

          (ii) Stock Appreciation Rights. Stock appreciation rights ("SARs") are rights to receive the difference between: (A) an exercise price, which shall not be less than the Fair Market Value of a share of PBG Common Stock on the grant date, and (B) the Fair Market Value of a share of Common Stock on the date the SAR is exercised. Such difference may be paid in cash, Common Stock or both.

          (iii) Performance Units. Performance units are rights to receive up to 100% of the value of shares of Common Stock as of the date of grant, which value may be paid in cash or Common Stock, without payment of any amounts to PBG. The full and/or partial payment of performance unit awards granted under this Plan will be made only upon certification by the Committee of the attainment by PBG, over a performance period established by the Committee, of any one or more performance targets, which have been established by the Committee. The applicable performance targets shall be based on one or more of the following business criteria, as selected by the Committee in its sole discretion: cash flow, earnings, earnings per share, market value added, economic value added, EBITDA (earnings before interest, taxes, depreciation and amortization), return on assets, return on equity, return on investment capital, revenues, stock price, or total shareholder return. Each criterion may be determined in comparison to capital, shareholders' equity, shares outstanding, investments, assets or net assets. Performance targets may be stated in the alternative. No payment will be made if the minimum applicable performance target is not met.

          (iv) Restricted Stock. Restricted stock awards are grants of Common Stock subject to a substantial risk of forfeiture or other restrictions. The full and/or partial vesting of any restricted stock award made to key employees under this Plan will occur in accordance with a vesting schedule established by the Committee and/or upon the attainment by PBG of any primary or secondary performance targets, which have been established by the Committee at the time the award is made. These targets shall be based on objective criteria, including (without limitation) one or more of the following: cash flow, earnings, earnings per share, market value added, economic value added, EBITDA (earnings before interest, taxes, depreciation and amortization), return on assets, return on equity, return on investment capital, revenues, stock price, or total shareholder return. Each criterion may be determined in comparison to capital, shareholders' equity, shares outstanding, investments, assets or net assets. Performance targets may be stated in the alternative. No payment will be made if the minimum applicable performance target is not met.

          (v) Share Awards. Share awards are grants of shares of Common Stock. The Committee may grant a share award to any eligible employee on such terms and conditions as the Committee may determine in its sole discretion. Share awards may be made as additional compensation for services rendered by the eligible employee or may be in lieu of cash or other compensation to which the eligible employee is entitled from the Company.

     (b) Supplemental Awards. Employees who are newly hired or promoted into eligible status during the vesting or performance period may be granted supplemental pro rata grants or supplemental incremental grants of stock options, performance units and/or restricted stock, as determined by the Committee in its sole discretion.

     (c) Negative Discretion. Notwithstanding the attainment by PBG of one or more performance target specified under this Plan, the Committee has the discretion, by participant, to reduce some or all of an award that would otherwise be paid.

     (d) Guidelines. The Committee may, from time to time, adopt written policies for its implementation of the Plan. Any such policies shall be consistent with the Plan and may include, but need not be limited to, the type, size and term of awards to be made, and the conditions for payment of such awards.

     (e) Maximum Awards. An eligible employee may be granted multiple awards under the Plan, but no one employee may be granted awards which would result in his or her receiving, in the aggregate, during the term of the Plan, more than 25% of the maximum number of shares available for award under the Plan. Solely for the purposes of determining whether this maximum is met, a performance unit or SAR shall be treated as entitling the holder thereof to one share of Common Stock.

     (f) Employment by the Company. To the extent the vesting, exercise, or term of any stock option, SAR or restricted stock award is conditioned on employment by the Company, an award recipient whose Company employment terminates through a Company-approved transfer to an allied organization: (i) shall vest in and be entitled to exercise any stock option, SAR or restricted stock award immediately prior to the transfer, (ii) shall have employment with the allied organization treated as employment by the Company in determining the term of such award and the period for exercise, and (iii) shall have the allied organization considered part of the Company for purposes of applying the misconduct provisions of Section 8. The Chief Personnel Officer shall specify the entities that are considered allied organizations as of any time.

5.  SHARES OF STOCK SUBJECT TO THE PLAN.

     The shares that may be delivered or purchased under the Plan shall not exceed an aggregate of 18,000,000 shares of Common Stock, as adjusted, if appropriate, pursuant to Section 7 hereof.

6.  DEFERRED PAYMENTS.

     The Committee may determine that all or a portion of a payment to a participant under the Plan, whether it is to be made in cash, shares of Common Stock or a combination thereof, shall be deferred. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion.

7.  DILUTION AND OTHER ADJUSTMENTS.

     In the event of (i) any change in the outstanding shares of Common Stock by reason of any split, stock dividend, recapitalization, merger, reorganization, consolidation, combination or exchange of shares, (ii) any separation of a corporation (including a spin-off or other distribution of assets of the Company to its shareholders), (iii) any partial or complete liquidation, or (iv) other similar corporate change, such equitable adjustments shall be made in the Plan and the awards thereunder as the Committee determines are necessary and appropriate, including, if necessary, an adjustment in the maximum number or kind of shares subject to the Plan or which may be or have been awarded to any participant (including the conversion of shares subject to awards from Common Stock to stock of another entity). Such adjustment shall be conclusive and binding for all purposes of the Plan.

8.  MISCONDUCT.

     If the Committee or its delegate determines that a participant has, at any time prior to, or within twelve months after, the exercise of any option or SAR granted hereunder or the vesting of any other award made hereunder committed "Misconduct," then the Committee may, in its sole discretion: (i) cancel any outstanding option or other award granted hereunder and (ii) require the participant to pay to the Company any and all gains realized from any options or awards granted hereunder that were exercised (in the case of options or SARs), or vested (in the case of other awards), within the twelve month period immediately preceding the date of such cancellation (or if there is no cancellation, the date on which such claim for payment is made). A participant commits Misconduct if the Committee or its delegate determines that the participant: (a) "Competed" (as defined below) with the Company; (b) engaged in any act which is considered by the Committee to be contrary to the Company's best interests, including, but not limited to, recruiting or hiring away employees of the Company; (c) violated the Company's Code of Conduct or engaged in any other activity which constitutes gross misconduct; (d) engaged in unlawful trading in the securities of PBG or of any other company based on information gained as a result of his or her employment with the Company; or (e) disclosed to an unauthorized person or misused confidential information or trade secrets of the Company. This paragraph shall also apply in the case of a former Company employee (including, without limitation, a retired or disabled employee) who commits Misconduct after his or her employment with the Company terminated.

     "Competed" shall mean (i) worked for, managed, operated, controlled or participated in the ownership, arrangement, operation or control of (or have been connected with or served on the board of directors of) any company or entity that engages in the production, marketing or sale of any product or service which is also produced, marketed or sold by the Company; or (ii) any action or omission which is injurious to the Company or which diverts customers or suppliers from the Company.

9.  CHANGE IN CONTROL.

     Upon a "Change in Control" (as defined in subsection (d) below), the following shall occur:

          (a) Options and SARs. At the date of such Change in Control, all outstanding and unvested stock options and SARs granted under the LTIP shall immediately vest and become exercisable, and all stock options and SARs then outstanding under the LTIP shall remain outstanding in accordance with their terms. In the event that any stock option or SAR granted under the LTIP becomes unexercisable during its term on or after a Change in Control because: (i) the individual who holds such option or SAR is involuntarily terminated (other than for cause) within two years after the Change in Control; (ii) such option or SAR is terminated or adversely modified; or (iii) PBG Common Stock is no longer issued and outstanding, or no longer traded on a national securities exchange, then the holder of such option or SAR shall immediately be entitled to receive a lump sum cash payment equal to the gain on such option or SAR on the date such option or SAR becomes unexercisable. For purposes of the preceding sentence, the gain on a stock option or SAR shall be calculated as the difference between the Fair Market Value per share of PBG Common Stock as of the date such option or SAR becomes unexercisable less the exercise price per share of such option or SAR.

          (b) Performance Units, Restricted Stock or Share Awards. Each performance unit, restricted stock and share award granted under the LTIP that are outstanding on the date of the Change in Control shall immediately vest, and the holder of such performance unit, restricted stock or share award shall be entitled to a lump sum cash payment equal to the amount of such award payable at the end of the performance period as if 100% of the performance objectives have been achieved.

          (c) Time of Payment. Any amount required to be paid pursuant to this Section shall be paid within 20 days after the date such amount becomes payable.

          (d) Definition. A "Change in Control" means the occurrence of any of the following events: (i) any individual, corporation, partnership, group, association or other entity, other than PepsiCo, Inc. ("PepsiCo") or an entity approved by PepsiCo, is or becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the combined voting power of PBG's outstanding securities ordinarily having the right to vote at elections of directors; (ii) during any consecutive two-year period, persons who constitute the Board at the beginning of the period cease to constitute at least 50% of the Board (unless the election of each new Board member was approved by a majority of directors who began the two-year period or was approved by PepsiCo); (iii) the approval by the shareholders of PBG of a plan or agreement providing for a merger or consolidation of PBG with another company, other than with PepsiCo or an entity approved by PepsiCo, and PBG is not the surviving company (unless the shareholders of PBG prior to the merger or consolidation continue to have 50% or more of the combined voting power of the surviving company's outstanding securities); or (iv) the sale, exchange or other disposition of all or substantially all of PBG's assets, other than to PepsiCo or an entity approved by PepsiCo.

     In addition, a "Change in Control" means the occurrence of any of the following events with respect to PepsiCo: (i) any individual, corporation, partnership, group, association or other entity is or becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Securities Exchange Act of 1934), directly or indirectly, of 20% or more of the combined voting power of PepsiCo's outstanding securities ordinarily having the right to vote at elections of directors; excluding, however, any acquisition by PepsiCo or any acquisition by an employee benefit plan or related trust sponsored or maintained by PepsiCo;
(ii) during any consecutive two-year period, persons who constitute the Board of Directors of PepsiCo (the "PepsiCo Board") at the beginning of the period cease to constitute at least 50% of the PepsiCo Board (unless the election of each new PepsiCo Board member was approved by a majority of directors who began the two-year period); (iii) the approval by the shareholders of PepsiCo of a plan or agreement providing for a merger or consolidation of PepsiCo with another company, and PepsiCo is not the surviving company (unless the shareholders of PepsiCo prior to the merger or consolidation continue to have 50% or more of the combined voting power of the surviving company's outstanding securities); or
(iv) the sale, exchange or other disposition of all or substantially all of PepsiCo's assets.

10.  MISCELLANEOUS PROVISIONS.

     (a) Rights as Shareholder. A participant in the Plan shall have no rights as a holder of Common Stock with respect to awards hereunder, unless and until certificates for shares of Common Stock are issued to such participant.

     (b) Assignment or Transfer. Unless the Committee shall specifically determine otherwise, no award granted under the Plan or any rights or interests therein shall be assignable or transferable by a participant, except by will or the laws of descent and distribution.

     (c) Agreements. All awards granted under the Plan shall be evidenced by agreements in such form and containing such terms and conditions (not inconsistent with the Plan), as the Committee shall approve.

     (d) Requirements for Transfer. No share of Common Stock shall be issued or transferred under the Plan until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any issuance of shares of Common Stock made to any participant upon such participant's written undertaking to comply with such restrictions on his subsequent disposition of such shares as the Committee or PBG shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

     (e) Withholding Taxes. PBG shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards, and with respect to awards paid or satisfied in stock, to require the payment (through withholding from the participant's salary or otherwise) of any such taxes. The obligations of PBG to make delivery of awards in cash or Common Stock shall be subject to currency or other restrictions imposed by any government.

     (f) No Implied Rights to Awards. Except as set forth herein, no employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

     (g) Costs and Expenses. The cost and expenses of administering the Plan shall be borne by PBG and not charged to any award nor to any employee receiving an award.

     (h) Funding of Plan. PBG shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

11.  EFFECTIVE DATE, AMENDMENTS AND TERMINATION.

     (a) Effective Date. The Plan shall become effective on its approval by PBG's shareholders.

     (b) Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore granted under the Plan.

     In addition, unless the shareholders of PBG shall have first approved, no amendment of the Plan shall be effective which would: (i) modify the requirements as to eligibility for participation in the Plan; (ii) increase the maximum number of shares of Common Stock which may be delivered under the Plan or to any one individual, except to the extent such amendment is made pursuant to Section 7 hereof, (iii) change the performance criteria for performance units, or (iv) decrease the minimum option or SAR exercise price.

     The Committee may, at any time, amend outstanding agreements evidencing awards under the Plan in a manner not inconsistent with the terms of the Plan; provided, however, that if such amendment is adverse to the participant, the amendment shall not be effective unless and until the participant consents, in writing, to such amendment.

     (c) Termination. No awards shall be granted under the Plan after December 31, 2007. Determination of the award actually earned and payout or settlement of the award may occur later.

                  DIRECTIONS TO THE PEPSI BOTTLING GROUP, INC.
                                SOMERS, NEW YORK
                             ----------------------

                                      MAPS
                             ----------------------

                               DIRECTIONS BY CAR

The Pepsi Bottling Group's Headquarters is located at the Intersection of Rt. 35 and Rt. 100 in Somers, New York. The headquarters has two entrances, one on Rt. 35 approximately 500 yards East of the intersection of Rt. 35 and Rt. 100 and the second on Rt. 100 approximately 100 yards North of the Intersection of Rt. 35 and Rt. 100.

                                   FROM I-684

If you are using I-684 (either North or South) take exit #6 (Katonah-Cross River, Rt. 35) Take Rt. 35 West for approximately two miles. Entrance is on Rt. 35 approximately 500 yards East of the intersection of Rt. 35 and Rt. 100.

                          FROM MANHATTAN -- WEST SIDE

West Side Highway/Henry Hudson Parkway to Saw Mill River Parkway. Saw Mill River Parkway merges with I-684 at exit #6. Take exit #6 and follow directions above.

                          FROM MANHATTAN -- EAST SIDE

FDR Drive to I-87 Major Deegan North to Saw Mill River Parkway and follow directions above.

                            FROM BRONX -- EAST SIDE

Hutchinson River Parkway North to I-684 (Brewster) North and follow directions above.

                        FROM BROOKLYN AND J.F.K. AIRPORT

Van Wyck Expressway (676) to the Bronx Whitestone Bridge to Hutchinson River Parkway North, Take I-684 (Brewster) North and follow directions above.

                             FROM LAGUARDIA AIRPORT

Grand Central Parkway East. Exit Whitestone Expressway. Cross the Whitestone Bridge North to Hutchinson River Parkway to I-684 (Brewster) North and follow directions above.

                          FROM LONG ISLAND AND QUEENS

Long Island Expressway or the Grand Central Parkway to the Cross Island Parkway. Cross Island Parkway West to the Throgs Neck Bridge. Cross the Bridge North and travel North on New England Thruway (Route 95) to Cross Westchester (I-287) to (I-684) North and follow directions above.

                  FROM WEST OF HUDSON RIVER-TAPPAN ZEE BRIDGE

Cross Tappan Zee Bridge South. Follow Cross Westchester (I-287) to I-684 (Brewster) North and follow directions above.

                        FROM CONNECTICUT-MERRITT PARKWAY

     Take the Merritt Parkway South, which becomes the Hutchinson River Parkway to I-684 (Brewster) North and follow directions above.

                              NEW ENGLAND THRUWAY

     Follow the New England Thruway to Exit for Cross Westchester Expressway Westbound to Exit 9 North, Hutchinson River Parkway to I-684 (Brewster) North and follow directions above.

                           FROM CONNECTICUT -- RT. 35

     Heading West on Rt. 35 from the Connecticut/New York line (Ridgefield, CT.), proceed on Rt. 35 past the intersection of I-684 and follow directions above.

                         THE PEPSI BOTTLING GROUP, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 22, 2002

                      THIS PROXY IS SOLICITED ON BEHALF OF
              THE PEPSI BOTTLING GROUP, INC.'S BOARD OF DIRECTORS

         The undersigned hereby appoints John T. Cahill, Pamela C. McGuire, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of The Pepsi Bottling Group, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of The Pepsi Bottling Group, Inc., in Somers, New York, on Wednesday, May 22, 2002 at 10:00 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

         PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

(Continued and to be signed on other side)

                                        THE PEPSI BOTTLING GROUP, INC.
                                        P.O. BOX 11425
                                        NEW YORK, N.Y. 10203-0425

--------------------------------------------------------------------------------
                               Please Detach Here

               * You Must Detach This Portion of the Proxy Card *
                  Before Returning it in the Enclosed Envelope

                                   [PBG LOGO]
                         The Pepsi Bottling Group, Inc.

                                 March 28, 2002

                       Your proxy card is attached below.

Please read the enclosed Proxy Statement, then vote and return the card at your earliest convenience.

                             *FOLD AND DETACH HERE*

--------------------------------------------------------------------------------

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3.

1.  Election of Directors: Nominees Linda G. Alvarado, David R. Andrews, Barry
    H. Beracha, John T. Cahill, Thomas H. Kean, Susan D. Kronick, Blythe J. McGarvie, Margaret D. Moore and Craig E. Weatherup

    FOR all nominees [ ]      WITHHOLD AUTHORITY  [ ]      EXCEPTIONS [ ]
                                   to vote for all nominees

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

    * EXCEPTIONS
                ----------------------------------------------------------------

2.  Approval of the PBG 2002 Long-Term Incentive Plan
        FOR [ ]                  AGAINST [ ]                   ABSTAIN [ ]

3.  Approval of Auditors
        FOR [ ]                  AGAINST [ ]                   ABSTAIN [ ]

Where no voting instructions are given, the shares represented by this Proxy will be VOTED FOR Items No. 1, 2, and 3.

CHANGE OF ADDRESS AND/OR COMMENTS MARK HERE [ ]

I PLAN TO ATTEND ANNUAL MEETING.
IF YOU CHECK THIS BOX TO THE RIGHT AN ADMISSION CARD WILL BE SENT TO YOU. [ ]

Receipt is hereby acknowledged of The Pepsi Bottling Group, Inc., Notice of Meeting and Proxy Statement.

IMPORTANT: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR ON THIS PROXY. WHERE SHARES ARE HELD JOINTLY, BOTH HOLDERS SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH. IF THE HOLDER IS A CORPORATION, EXECUTE IN FULL CORPORATE NAME BY AUTHORIZED OFFICER.

                             Dated:                                      , 2002
                                   --------------------------------------


                             --------------------------------------------------
                                                 Signature

                             --------------------------------------------------
                                                 Signature

(PLEASE SIGN, DATE AND RETURN THIS PROXY CARD       VOTES MUST BE INDICATED (X)
         IN THE ENCLOSED ENVELOPE.)                  IN BLACK OR BLUE INK. [ ]